FIRST AMENDMENT TO
SERIES AGREEMENT OF
SERIES CALCULATED SEQUELS
A SERIES OF
ONEDOOR STUDIOS ENTERTAINMENT PROPERTIES LLC

THIS FIRST AMENDMENT TO SERIES AGREEMENT OF SERIES CALCULATED SEQUELS, A SERIES OF ONDOOR STUDIOS ENTERTAINMENT PROPERTIES LLC (this "Amendment") is made and entered into as of the 1st day of April 2022 (the "Effective Date") by OneDoor Studios Entertainment Properties LLC Series Calculated Sequels (the "Series") and One Door Studios LLC, a Utah limited liability company ("ODS").

RECITALS

WHEREAS, on or about March 18, 2022, OneDoor Studios Entertainment Properties LLC (the "Company"), of which the Series is a series and ODS, as Manager of the Series (the "Manager") entered into that certain Series Agreement of the Series (the "Series Agreement");

WHEREAS, the Company and the Manager authorized the registration of the Series as a registered series under the Delaware Limited Liability Company Act, which registration is effective as of the Effective Date, and which required a name change of the Series;

WHEREAS, the Series Agreement is subject to that certain Limited Liability Company Agreement the Company (the "LLC Agreement"); and

WHEREAS, ODS, in its capacity as Manager of the Series, pursuant to Section 5.7 of the Series Agreement and Section 13.1 of the LLC Agreement, desires to amend the Series Agreement to reflect the name change of the Series.

NOW, THEREFORE, in consideration of the mutual covenants and agreement hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Amendment to Name. The name of Series has changed from "Series Calculated Sequels, a Series of OneDoor Studios Entertainment Properties LLC" to "OneDoor Studios Entertainment Properties LLC Series Calculated Sequels," and all references to the former name (including, without limitation, on the cover page, heading, preamble, and footers) in the Series Agreement are hereby modified, amended, and replaced by the latter name.

2. Choice of Law. The validity, interpretation, and performance of this Amendment shall be controlled by and construed under the laws of the State of Delaware without regard to its conflict of law principles.

3. Effect of Amendment. This Amendment serves to amend the Series Agreement, as provided for above and as applicable, and the Series Agreement, as modified by this Amendment, remains in full force and effect. In the event of any conflicts between this Amendment and the Series Agreement, this Amendment shall control.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment, and its terms are hereby binding as of the Effective Date first identified above.

SERIES:

OneDoor Studios Entertainment Properties LLC Series Calculated Sequels
a Delaware registered series

By:      One Door Studios LLC
            a Utah limited liability company
            its Manager

By: /s/ Jason Brents                                 Date: April 1, 2022

Name: Jason Brents

Title: Manager

By: /s/ John Lee                                 Date: April 1, 2022

Name: John J. Lee, Jr.

Title: Manager

ODS:

One Door Studios LLC
a Utah limited liability company

By: /s/ Jason Brents                                 Date: April 1, 2022

Name: Jason Brents

Title: Manager

By: /s/ John Lee                                 Date: April 1, 2022

Name: John J. Lee, Jr.

Title: Manager